Exhibit 5.1

October 19, 2026

Our Bond, Inc.

85 Broad Street

New York, New York 10004

Re:	Our Bond, Inc.; Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Our Bond, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of the public offering and sale, by the Selling Stockholder named therein, of up to 600,000 shares (the “Equity Line SPA Shares”) of common stock to be issued to Ascent Partners Fund LLC (“Ascent”) under a Securities Purchase Agreement dated October 27, 2025, as amended, between the Company and Ascent (the “Equity Line SPA”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) the Equity Line SPA, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that, when issued to Ascent pursuant to the terms of the Equity Line SPA, the Equity Line SPA Shares will be validly issued, fully paid and non-assessable shares of common stock in the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group, P.C.

Joe Laxague
Partner jlaxague@cronelawgroup.com

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